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                                                                    Exhibit 23.2

Consent of Independent Auditors'


The Board of Directors
Integrated Circuit Systems, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-47103) on Form S-3 of Integrated Circuit Systems, Inc. of our report dated August 4, 1997 relating to the consolidated balance sheets of Integrated Circuit Systems, Inc. as of June 28, 1997 and June 29, 1996 and the related consolidated statements of operations, shareholders equity, cash flows and related schedule for each of the years in the three-year period ended June 28, 1997, which report appears in the June 28, 1997 annual report on Form 10-K of Integrated Circuit Systems, Inc.



/s/ KPMG Peat Marwick LLP

April 23, 1998
Philadelphia, Pennsylvania